SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 5, 2004

Date of Report (Date of Earliest Event Reported)

Opsware Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32377	94-334-0178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 N. Mathilda Avenue, Sunnyvale, CA 94085

(Address of principal executive offices)                     (Zip code)

(408) 744-7300

(Registrant’s telephone number, including area code)

ITEM 5: OTHER EVENTS

In December 2003 and January 2004, Benjamin Horowitz, John O’Farrell, Jordan Breslow and Timothy Howes adopted stock trading plans for trading in the Registrant’s stock in accordance with the guidelines specified by the Securities and Exchange Commission’s Rule 10b5-1 under the Securities Exchange Act of 1934. Each of Messrs. O’Farrell, Breslow, Howes and Horowitz are executive officers of the Registrant and will file Forms 4 evidencing sales under these stock trading plans as required under Section 16 of the Securities Exchange Act of 1934. Such trading plans allow a corporate insider to gradually diversify holdings of company stock while minimizing any market effects of such trades by spreading them out over an extended period of time and eliminating any market concern that such trades were made by a person while in possession of material nonpublic information. Consistent with Rule 10b5-1, the Registrant’s guidelines permit personnel to implement Rule 10b5-1 trading plans provided that, among other things, they are not in possession of any material nonpublic information at the time that they adopt such plans.

Pursuant to the stock trading plan adopted by Mr. Horowitz, no sales of stock held by him shall occur unless and until the per share price of the Registrant’s common stock as quoted on the Nasdaq National Market is at least $10.00 per share. As of November 30, 2003, Mr. Horowitz beneficially owned approximately 4,800,000 shares of the Registrant’s common stock and holds unvested stock options to purchase approximately an additional 850,000 shares of the Registrant’s common stock. The stock trading plan adopted by Mr. Horowitz is intended to achieve a gradual diversification of a fraction of his present holdings by enabling him to sell an aggregate of up to 204,000 annually, in monthly increments, over a period of approximately two years, ending on February 28, 2006.

Sales commenced under the stock trading plans adopted by the Registrant’s executive officers on January 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2004	OPSWARE INC.

	By:	/s/ JORDAN J. BRESLOW

Jordan J. Breslow General Counsel and Secretary